EXHIBIT 4.1

SECOND AMENDED AND RESTATED

2000 STOCK OPTION PLAN

OF

1ST PACIFIC BANK OF CALIFORNIA

This Second Amended and Restated 2000 Stock Option Plan (“Plan”) of 1st Pacific Bank of California, a California corporation (the “Bank”), dated as of February 20, 2003, is made to effectuate certain amendments to the Plan approved by the board of directors of the Bank on February 20, 2003 and by the shareholders of the Bank on May 15, 2003.

1.     PURPOSES OF PLAN

The purposes of the 2000 Stock Option Plan of 1st Pacific Bank of California, a California corporation, are to:

(a)           Encourage selected Eligible Persons (as defined below) to improve operations and increase profits of the Bank;

(b)           Encourage selected Eligible Persons to accept or continue employment or association with the Bank or its Affiliates; and

(c)           Increase the interest of selected Eligible Persons in the Bank’s welfare through participation in the growth in value of the common stock of the Bank (the “Common Stock”).

Options granted under this Plan (“Options”) may be “incentive stock options” (“ISOs”) intended to satisfy’ the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “nonqualified options” (“NQOs”).

2.     ELIGIBLE PERSONS

Every person who at the date of grant of an Option is an employee of the Bank or of any Affiliate (as defined below) of the Bank is eligible to receive NQOs or ISOs under this Plan, except as provided in Section 5.4 of this Plan. Every person who at the date of grant is a non-employee director or other incorporator (as that term is defined collectively in the FDIC Statement of Policy on Applications for Deposit Insurance) of the Bank or any Affiliate (as defined below) of the Bank is eligible to receive NQOs under this Plan. As used in this Plan, the term “Eligible Persons” refers collectively to employees, non-employee directors and incorporators of the Bank. The term “Affiliate” as used in this Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term “employee” includes an officer or director who is an employee of the Bank.

3.     STOCK SUBJECT TO THIS PLAN

Subject to the provisions of Section 6.1.1 of this Plan, the total number of shares of stock that may be issued under options granted pursuant to this Plan, and the total number of shares provided for issuance under this Plan, shall be 463,787.  The shares covered by the portion of any grant made under this Plan that expires unexercised shall become available again for grants under this Plan.

4.     ADMINISTRATION

4.1. General. This Plan shall be administered by the Personnel Committee of the Board, either in its entirety or only insofar as required pursuant to Section 4.2 hereof, (the “Committee”) which shall be comprised of at least two Board members to which administration of this Plan is delegated (the “Administrator”). If the Committee is comprised of two Board members, both members comprising the Committee shall be “non-employee directors” as that term is defined in Rule 1 6b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”), or any successor rule thereto.

4.2. Public Company. From and after such time as the Bank registers a class of equity securities under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), it is intended that this Plan shall be administered in accordance with the disinterested administration requirements of Rule 16b-3.

4.3. Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options; (ii) to determine the fair market value of the Common Stock subject to Options; (iii) to determine the exercise price of Options granted; (iv) to determine the persons (each an “Optionee”) to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the Optionee, to modify’ or amend any Option; (ix) to accelerate or to defer (with the consent of the Optionee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the Bank any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Bank as it deems proper.

4.4. Interpretation by Administrator. All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

4.5. Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, if any, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. To the extent any provision of this Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Notwithstanding the above, it shall be the responsibility of such persons, not of the Bank or the Administrator, to comply with the requirements of Section 16 of the Exchange Act; and neither the Bank nor the Administrator shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3 or any successor rule thereto, or if any such person incurs any liability under Section 16 of the Exchange Act.

5.     GRANTING OF OPTIONS; OPTION AGREEMENT

5.1. Termination of Plan. No options shall be granted under this Plan after ten years from the date of adoption of the original version of this Plan by the Board.

5.2. Stock Option Agreement. Each Option shall be evidenced by a written stock option agreement (the “Option Agreement”), in form satisfactory to the Bank, executed by the Bank and the person to whom such Option is granted; provided, however, that the failure by the Bank, the Optionee, or both, to execute the Option Agreement shall not invalidate the granting of an Option, although the exercise of each option shall be subject to Section 6.1.3.

5.3. Type of Option. The Option Agreement shall specify whether each Option it evidences is an NQO or an ISO.

5.4. Early Approval of Grants. Subject to Section 6.3.3 with respect to ISOs, the Administrator may approve the grant of Options under this Plan to persons who are expected to become Eligible Persons, but who are not Eligible Persons at the date of approval.

6.     TERMS AND CONDITIONS OF OPTIONS

Each Option granted under this Plan shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall be also subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

6.1. Terms and Conditions to Which All Options Are Subject.  Options granted under this Plan shall be subject to the following terms and conditions:

6.1.1.      Changes in Capital Structure. Subject to Section 6.1.2, if the stock of the Bank is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board in (a) the number and class of shares of stock subject to this Plan and each Option outstanding under this Plan, and (b) the exercise price of each outstanding Option; provided, however, that the Bank shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board in its absolute discretion.

6.1.2.      Corporate Transactions.

(a)           Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Bank, the Administrator shall notify each Optionee at least 30 days prior to such proposed action. To the extent not previously exercised, all Options will terminate immediately prior to the consummation of such proposed action.

(b)           In the event of a “change in control” of the Bank, options granted pursuant to the Plan shall automatically be accelerated in full so as to become fully exercisable. In such event, the Administrator shall notify each optionee at least 30 days prior to such proposed action that the options shall be fully exercisable for a period of 30 days from the date of such notice, and all such options shall terminate upon the expiration of such 30-day period.

For purposes of the foregoing, a change in control means the occurrence of either of the following:

(i)            any “person” (as used in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) becomes the “beneficial owner” (as defined in Rule 1 3d-3) of securities representing a majority of the voting power of the then outstanding securities of the Bank; or

(ii)           a sale of assets involving all or substantially all of the assets of the Bank, or a merger or consolidation of the Bank in which the holders of securities of the Bank immediately prior to such event hold in the aggregate less than a majority of the securities of the Bank or any other surviving or resulting entity immediately after such event.

6.1.3.      Time of Option Exercise. Subject to Section 5 and Section 6.3.4, Options granted under this Plan shall be exercisable commencing in accordance with a schedule related to the date of the grant of the Option, the date of first employment, or such other date as may be set by the Administrator or, in the case of an employee, as may be specified in any employment agreement pursuant to which the employee is employed (in any case, the “Vesting Base Date”) and specified in the Option Agreement relating to such Option; provided that the right to exercise an Option must vest at the rate of (a) at least 20% per year over five years from the date the Option was granted, except as may otherwise be agreed between the Bank and the Eligible Person, and (b) not more than 33.33% per year over three years from the date the Option was granted. In any case, no Option shall be exercisable until a written Option Agreement in form satisfactory to the Bank is executed by the Bank and the Optionee.

6.1.4.      Option Grant Date. Except in the case of advance approvals described in Section 5.4, the date of grant of an Option under this Plan shall be the date as of which the Administrator approves the grant.

6.1.5.      Nontransferability of Option Rights.

(a)           Incentive Stock Options. No ISOs granted under this Plan may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the deceased Optionee’s beneficiary or the representative of the Optionee’s estate acknowledges and agrees in writing, in a form reasonably acceptable to the Bank, to be bound by the provisions of this Plan (including the exercise procedures described in Section 7) and the Option Agreement covering such Options as if such beneficiary or estate were the Optionee. All rights with respect to ISOs granted to an Optionee under this Plan shall be exercisable during the Optionee’s life-time by such Optionee only. Following an Optionee’s death, all rights with respect to ISOs that were exercisable at the time of such Optionee’s death and have not terminated shall be exercised by the Optionee’s designated beneficiary or by the Optionee’s estate.

(b)           Non-Qualified Stock Options. No NQO is assignable or transferable by Optionee except by will or by the laws of descent and distribution. During the life of Optionee, the NQO is exercisable only by the Optionee. Any attempt to assign, pledge, transfer, hypothecate or otherwise dispose of this NQO in a manner not herein permitted, and any levy of execution, attachment, or similar process on this NQO, shall be null and void. All rights with respect to such NQO that were exercisable at the time of the Optionee’s death and have not terminated shall be exercised by the Optionee’s designated beneficiary or by the Optionee’s estate.

6.1.6.      Payment. Except as provided below, payment in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Bank, and proceeds of any payment shall constitute general funds of the Bank. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion after considering any tax or accounting consequences, may authorize as an additional method of payment the delivery by the Optionee of Common Stock already owned by the Optionee for all or part of the Option price, provided the value (determined as set forth in Section 6.1.10) of such Common Stock is equal on the date of exercise to the Option exercise price, or such portion thereof as the Optionee is authorized to pay by delivery of such stock; provided, however, that if an Optionee has exercised any portion of any Option granted by the Bank by delivery of Common Stock, the Optionee may not, within six months following such exercise, exercise any Option granted under this Plan by delivery of Common Stock without the consent of the Administrator.

6.1.7.      Termination of Employment.

(a)           If, for any reason other than death, disability or “cause” (as defined below), an Optionee ceases to be employed by the Bank or any of its Affiliates (such event being called a “Termination”), Options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, or such other period of not less than 30 days after the date of such Termination as is specified in the Option Agreement (but in no event after the Expiration Date); provided, that if such exercise of the Option would result in liability for the Optionee under Section 16(b) of the Exchange Act, then such 90-day period automatically shall be extended until the tenth day following the last date upon which Optionee has any liability under Section 16(b) (but in no event after the Expiration Date).

(b)           If an Optionee dies while employed by the Bank or an Affiliate or within the period that the Option remains exercisable after Termination, Options then held (to the extent then exercisable) may be exercised, in whole or in part, by the Optionee, by the Optionee’s personal representative, or by the person to whom the Option is transferred by devise or the laws of descent and distribution, at any time within 12 months after the death of the Optionee, or such other period of not less than six months from the date of Termination as is specified in the Option Agreement (but in no event after the Expiration Date).

(c)           If an Optionee ceases to be employed by the Bank as a result of his or her disability, the Optionee may, but only within six months after the date of Termination (and in no event after the Expiration Date), exercise the Option to the extent otherwise entitled to exercise it at the date of Termination; provided, however, that if such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an ISO such ISO shall automatically convert to a NQO on the day three months and one day following such Termination. To the extent that the Optionee was not entitled to exercise the Option at the date of Termination or if the Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to this Plan.

(d)           If an Optionee is terminated for “cause” all Options then held by such Optionee shall terminate and no longer be exercisable as of the date of Termination.

(e)           For purposes of this Section 6.1.7, “employment” includes service as an employee, a director or as an incorporator.

(f)            For purposes of this Section 6.1.7, an Optionee’s employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed three months or, if longer, if the Optionee’s right to reemployment by the Bank or any Affiliate is guaranteed either contractually or by statute.

(g)           For purposes of this Section 6.1.7, “cause” shall me an Termination (i) by reason of Optionee’s commission of a felony, misdemeanor or other illegal conduct involving dishonesty, fraud or personal injury to others, (ii) by reason of Optionee’s dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Bank or any of its Affiliates, (iii) by reason of Optionee’s willfully engaging in misconduct which is materially and demonstrably injurious to the Bank or any of its Affiliates, or (iv) if the Optionee is employed pursuant to a written employment agreement, for “cause” as defined in any such employment agreement.

6.1.8.      Withholding and Employment Taxes. At the time of exercise of an Option or at such other time as the amount of such obligations becomes determinable (the “Tax Date”), the Optionee shall remit to the Bank in cash all applicable federal and state withholding and employment taxes. If authorized by the Administrator in its absolute discretion, after considering any tax or accounting consequences, an Optionee may elect to (i) tender to the Bank previously owned shares of Stock or other securities of the Bank, or (ii) have shares of Common Stock which are acquired upon exercise of the Option withheld by the Bank to pay some or all of the amount of tax that is required by law to be withheld by the Bank as a result of the exercise of such Option, subject to the following limitations:

(a)           Any election pursuant to clause (i) above by an Optionee subject to Section 16 of the Exchange Act shall either (x) be made at least six months before the Tax Date and shall be irrevocable; or (y) shall be made in (or made earlier to take effect in) any ten-day period beginning on the third business day following the date of release for publication of the Bank’s quarterly or annual summary statements of earnings and shall be subject to approval by the Administrator, which approval may be given at any time after such election has been made. In addition, in the case of (y), the Option shall be held at least six months prior to the Tax Date.

(b)           Any election pursuant to clause (ii) above, where the Optionee is tendering Common Stock issued pursuant to the exercise of an Option, shall require that such shares be held at least six months prior to the Tax Date.

Any of the foregoing limitations may be waived (or additional limitations may be imposed) by the Administrator, in its absolute discretion, if the Administrator determines that such foregoing limitations are not required (or that such additional limitations are required) in order that the transaction shall be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, or any successor rule thereto. In addition, any of the foregoing limitations may be waived by the Administrator, in its sole discretion, if the Administrator determines that Rule 16b-3, or any successor rule thereto, is not applicable to the exercise of the Option by the Optionee or for any other reason.

Any securities tendered or withheld in accordance with this Section 6.1.8 shall be valued by the Bank as of the Tax Date.

6.1.9.      Other Provisions. Each Option granted under this Plan may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an “incentive stock option” within the meaning of Section 422 of the Code. If Options provide for a right of first refusal in favor of the Bank with respect to stock acquired by employees, directors or incorporators, such Options shall provide that the right of first refusal shall terminate upon the earlier of (i) the closing of the Bank’s initial public offering of Common Stock, or (ii) the date ten years after the grant date as set forth in Section 6.1.4.

6.1.10.    Determination of Value. For purposes of this Plan, the fair market value of Common Stock or other securities of the Bank shall be determined as follows:

(a)           If the stock of the Bank is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, its fair market value shall be the closing sales price for such stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication.

(b)           If the stock of the Bank is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(c)           In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, by consideration of such factors as the Administrator in its discretion deems appropriate among the recent issue price of other securities of the Bank, the Bank’s net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Bank, the economic outlook in the Bank’s industry, the Bank’s position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

6.1.11.    Option Term. Subject to Section 6.3.5, no Option shall be exercisable more than ten years after the date of grant, or such lesser period of time as is set forth in the Option Agreement (the end of the maximum exercise period stated in the stock option agreement is referred to in this Plan as the “Expiration Date”).

6.1.12.    Exercise Price. The exercise price of any Option granted to any person who owns, directly or by attribution under the Code (currently Section 424(d)), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Bank or of any Affiliate (a “Ten Percent Stockholder”) shall in no event be less than 110% of the fair market value (determined in accordance with Section 6.1.10) of the stock covered by the Option at the time the Option is granted.

6.1.13.    Capital Requirements of the Bank. The Bank’s primary federal regulator may direct the Bank to require all Optionees to exercise or forfeit their Options if the Bank’s capital falls below minimum regulatory requirements, as determined by the Bank’s state or primary federal regulator. If an Optionee fails to exercise any Options which such Optionee is required to exercise pursuant to this Section 6.1.13, such Options shall be cancelled and forfeited by the Optionee.

6.2. Exercise Price of NQOs. The exercise price of any NQO granted under this Plan shall in no event be less than the fair market value (determined in accordance with Section 6.1.10) of the stock subject to the Option at the time the Option is granted.

6.3. Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

6.3.1.      Exercise Price. Except as set forth in Section 6.1.12, the exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined in accordance with Section 6.1.10) of the stock covered by the Option at the time the Option is granted.

6.3.2.      Disqualjfying Dispositions. If stock acquired by exercise of an ISO granted pursuant to this Plan is disposed of in a “disqualifying disposition” within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall promptly notify the Bank in writing of the date and terms of the disposition and shall provide such other information regarding the Option as the Bank may reasonably require.

6.3.3.      Grant Date. If an ISO is granted in anticipation of employment as provided in Section 5.4, the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment or service relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.

6.3.4.      Vesting. Notwithstanding any other provision of this Plan, ISOs granted to any single Optionee under all incentive stock option plans of the Bank and any subsidiaries may not “vest” for more than $100,000 in fair market value of stock (measured on the grant date(s)) in any calendar year. For purposes of the preceding sentence, an option “vests” when it first becomes exercisable. If, by their terms, such ISOs held by an Optionee taken together would vest to a greater extent in a calendar year, and unless otherwise provided by the Administrator, the vesting limitation described above shall be applied by deferring the exercisability of those ISOs or portions of ISOs which have the highest per share exercise prices; but in no event shall more than $100,000 in fair market value of stock (measured on the grant date(s)) vest in any calendar year. The ISOs or portions of ISOs whose exercisability is so deferred shall become exercisable on the first day of the first subsequent calendar year during which they may be exercised, as determined by applying these same principles and all other provisions of this Plan including those relating to the expiration and termination of ISOs. In no event, however, will the operation of this Section 6.3.4 cause an ISO to vest before its terms or, having vested, cease to be vested.

6.3.5.      Term. Notwithstanding Section 6.1.11, no ISO granted to any Ten Percent Stockholder shall be exercisable more than five years after the date of grant.

7.     MANNER OF EXERCISE

7.1. Written Notice; Payment. An Optionee wishing to exercise an Option shall give written notice to the Bank at its principal executive office, to the attention of the officer of the Bank designated by the Administrator, accompanied by payment of the exercise price as provided in Section 6.1.6. The date the Bank receives written notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date such Option was exercised.

7.2. Delivery of Stock. Promptly after receipt of written notice of exercise of an Option, the Bank shall, without stock issue or transfer taxes to the Optionee or other person entitled to exercise the Option, deliver to the Optionee or such other person a certificate or certificates for the requisite number of shares of stock. An Optionee or permitted transferee of an Optionee shall not have any privileges as a stockholder with respect to any shares of stock covered by the Option until the date of issuance (as evidenced by the appropriate entry on the books of the Bank or a duly authorized transfer agent) of such shares.

8.     EMPLOYMENT RELATIONSHIP

Nothing in this Plan or any Option granted thereunder shall interfere with or limit in any way the right of the Bank or of any of its Affiliates to terminate any Optionee’s employment or service relationship at any time, nor confer upon any Optionee any right to continue in the employ of, or consult with, the Bank or any of its Affiliates, nor interfere in any way with provisions in the Bank’s charter documents or applicable law relating to the election, appointment, terms of office, and removal of members of the Board.

9.     FINANCIAL INFORMATION

The Bank shall provide to each Optionee during the period such Optionee holds an outstanding Option, and to each holder of Common Stock acquired upon exercise of Options granted under this Plan for so long as such person is a holder of such Common Stock, annual financial statements of the Bank as prepared either by the

Bank or independent certified public accountants of the Bank. Such financial statements shall include, at a minimum, a balance sheet and an income statement, and shall be delivered as soon as practicable following the end of the Bank’s fiscal year. The provisions of this Section 9 shall not apply with respect to Optionees who are senior or key employees or directors or are otherwise persons of the Bank whose duties in connection with the Bank assures them access to information equivalent to the information provided in the financial statements.

10.  CONDITIONS UPON ISSUANCE OF SHARES

Shares of Common Stock shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933 (the “Securities Act”).

11.  NONEXCLUSIVITY OF PLAN

The adoption of this Plan shall not be construed as creating any limitations on the power of the Bank to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under this Plan. In the event an employee of the Bank is granted Options pursuant to the terms of an employment agreement and such Options are granted or to be granted under this Plan, the terms of this Plan shall govern such Options except to the extent that the terms of this Plan are inconsistent with the terms relating to stock options which are set forth in any such employment agreement. In such event, the terms of the employment agreement shall supersede those set forth in this Plan.

12.  MARKET STANDOFF

Each Optionee, if so requested by the Bank or any representative of the underwriters in connection with any registration of the offering of any securities of the Bank under the Securities Act shall not sell or otherwise transfer any shares of Common Stock acquired upon exercise of Options during a period not to exceed 180 days following the effective date of a registration statement of the Bank filed under the Securities Act; provided, however, that such restriction shall apply only to the first two registration statements of the Bank to become effective under the Securities Act which include securities to be sold on behalf of the Bank to the public in an underwritten public offering under the Securities Act. The Bank may impose stop-transfer instructions with respect to securities subject to the foregoing restriction until the end of the above period.

13.  AMENDMENTS TO PLAN

The Board may at any time amend, alter, suspend or discontinue this Plan. Without the consent of an Optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding Options except to conform this Plan and ISOs granted under this Plan to the requirements of federal or other tax laws relating to incentive stock options. No amendment, alteration, suspension or discontinuance shall require stockholder approval unless (a) stockholder approval is required to preserve incentive stock option treatment for federal income tax purposes, or (b) the Board otherwise concludes that stockholder approval is advisable.

14.  EFFECTIVE DATE OF PLAN

This Plan shall become effective upon adoption by the Board, provided, however, that no Option shall be exercisable unless and until written consent of the stockholders of the Bank, or approval of stockholders of the Bank voting at a validly called stockholders’ meeting, is obtained within 12 months after adoption by the Board. If such stockholder approval is not obtained within such time, Options granted hereunder shall terminate and be of no force and effect from and after expiration of such 12-month period. Options may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.

AMENDMENT NUMBER 1 TO

THE SECOND AMENDED AND RESTATED 2000 STOCK OPTION PLAN
OF 1ST PACIFIC BANK OF CALIFORNIA

Stock Plan

The Board of Directors adopted the Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California (the “Plan”), which was subsequently approved by the Bank’s shareholders.  The Plan provides for the grant of incentive stock options to selected employees and nonstatutory stock options to directors and selected employees and consultants.  The Board of Directors realizes that it is vitally important to the success of any bank to attract and retain highly qualified bankers.  The Bank established the Plan, in part, as an incentive for such individuals to join, and to remain and prosper with, the Bank.  The ability to grant options under the Plan is considered important to encourage participants to improve the operations, and increase the profits, of the Bank and to increase the interest of such participants in the Bank’s welfare through participation in the growth in value of its common stock.

Summary of the Plan

Amount of Options.  The Plan permits the Bank to grant options to purchase Common Stock.  Under the Plan, without being amended by this Proposal 2, the total number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the Plan is 463,787.  The Bank has reserved a sufficient amount of its authorized but unissued Common Stock for issuance under the Plan, as currently in effect and as proposed to be further amended as discussed below.

Types of Stock Options and Eligibility.  Options issuable under the Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified stock options.”  Incentive stock options may be granted only to an individual who, at the time the option is granted, is an employee of the Bank or its affiliate.  Non-qualified stock options may be granted to any employee, non-employee director or other incorporator of the Bank or its affiliate, whether an individual or an entity.  Notwithstanding eligibility to participate in the Plan, options may be issued under the Plan only in accordance with the terms of the Plan.

Plan Administration.  The Personnel/Compensation Committee of the Board of Directors administers the Plan (in such capacity, the “Administrator”).  See “Committees of the Board of Directors,” below.  As the Administrator, the Personnel Committee has broad authority to administer and interpret the Plan.  Among its powers are the powers to grant stock options, to determine the fair market value of the Common Stock subject to stock options, to determine the exercise price of options granted, to determine the persons to whom, and the time or times at which, options shall be granted and the number of shares subject to each option, to interpret the Plan, to prescribe, amend and rescind rules relating to the Plan and to determine the terms and provisions of each option granted, which need not be identical for all optionees, including the time or times at which options may be exercised.

Proposed Amendment

On February 17, 2005, the Board of Directors adopted Amendment Number 1 to the Plan (the “Amendment”), which, subject to shareholder approval, (i) increases the maximum number of shares of common stock that may be issued under the Plan to an aggregate of 572,988, and (ii) specifically designates that 250,000 is the maximum number of shares of common stock that may be issued under the Plan upon the exercise of incentive stock options, such designation being required by the final Treasury Regulations issued under § 422 of the Code.  The total number of shares of common stock that may be issued under the Plan, assuming the Amendment is approved by the shareholders, would be 572,988.  As of March 31, 2005, 185,686 and 232,336 incentive stock options and nonstatutory stock options, respectively, have been granted which either remain outstanding or have been exercised, and 154,966 total options remain available for future grant assuming the Amendment is approved.  Accordingly, assuming the Amendment is approved, as of March 31, 2005, the maximum number of options that may be granted as incentive stock options is 64,314.  The Amendment does not affect any options currently outstanding.

If Proposal 2 is adopted by the shareholders, Section 3 of the Plan will be deleted in its entirety and replaced with the following:

“3.   STOCK SUBJECT TO THIS PLAN.  Subject to the provisions of Section 6.1.1 of this Plan, the stock that may be issued pursuant to Options shall equal in the aggregate 572,988 shares of the Bank’s Common Stock, provided that the maximum number of shares that may be issued subject to ISOs shall be 250,000 shares.  If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Option shall revert to and again become available for issuance under the Plan.”

Other Terms and Conditions of the Plan

The Plan contains other terms and conditions applicable to the grant and exercise of options, some of which apply to both incentive stock options and non-qualified stock options, and some of which apply only to incentive stock options or non-qualified stock options.  The following summarizes the terms applicable to both incentive stock options and non-qualified stock options:

Changes in Capital Structure.  In the event of a stock split, reverse stock split, stock dividend, recapitalization or similar transaction, the number and class of shares subject to the Plan and the exercise price of each outstanding option issued under the Plan are adjusted proportionately, subject to approval by the Board of Directors in its absolute discretion.

Change in Control.  In the event of a change of control of the Bank, options granted will be accelerated so as to become fully exercisable.  In the event of a proposed dissolution or liquidation of the Bank, optionees must be granted a period of at least thirty (30) days to exercise options, with all unexercised options terminating upon the expiration of such period.

Exercise Price.  The maximum number of shares that may be purchased pursuant to the exercise of each stock option and the price per share at which the option may be exercised is established by the Administrator, provided that the exercise price shall not be less than the fair market value per share of the Common Stock at the time the option is granted, and further provided that if incentive stock options are granted to a person holding 10% or more of the Common Stock, the exercise price may not be less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted.

Time and Manner of Exercise.  Options may be exercised in accordance with a schedule related to the date of the grant of the option, the date of first employment, the date specified in an employment agreement, or such other date specified by the Administrator; provided, however, that the right to exercise options must vest at the rate of at least 20% per year over five years from the date the option was granted unless otherwise agreed by the optionee and the Administrator, and may not vest at a rate in excess of 33.33% per year over three years from the date the option was granted (except for “Director Service Options,” as described below under “–Director Service Options”).  To exercise stock options, the optionee must deliver to the Administrator written notice of exercise in the form required disclosing such information as may be required for exercise, together with payment in full for the shares to be purchased pursuant to such exercise.

Transferability of Stock Options.  Stock options granted under the Plan may not be sold, pledged, assigned, encumbered or otherwise transferred except by will or the laws of descent and distribution.  During the life of the optionee, the stock option is exercisable only by the optionee.  At the time of the optionee’s death, the estate or other beneficiary shall have all rights of the optionee at the time of the death.

Consideration.  Upon written notice to the Bank of the exercise of a stock option, payment in full, in cash, is required. The proceeds of the purchase of Common Stock pursuant to the exercise of options constitute general funds of the Bank.

Termination of Employment.  The disposition of options held by an optionee whose employment is terminated depends on the reason for the termination.  In the event of death, the optionee’s personal representative or the person to whom the option is transferred by the laws of descent and distribution has up to 12 months after the death of the optionee to exercise the option.  If the optionee is terminated due to disability, the optionee has six months within which to exercise the option, to the extent the option was exercisable at the time of disability.  If the optionee is terminated for “cause” (which is defined in the Plan and includes such reasons as commission of crimes, engaging in conduct involving dishonesty, fraud or personal injury to others, willful misconduct or being terminated

“for cause” pursuant to the terms of a written employment agreement), such optionee’s stock options are terminated immediately without the opportunity for exercise.  If the optionee’s employment or other relationship with the Bank is otherwise terminated, the optionee has up to 90 days to exercise stock options that are exercisable as of the date of termination.  The Director Service Options have different terms, as described under “–Director Service Options,” below.

Determination of Market Value.  The Plan specifies the procedures to be followed for determining the “fair market value” of Common Stock at the time of the grant of options under the Plan, including determination of values if the Bank is listed on stock exchanges, determination based upon quotations by recognized securities dealers, and “good faith” determinations by the Administrator in the absence of an established market for the stock.

Expiration Date.  Options may not be exercised more than 10 years after the date of grant or over a lesser period as set forth in the relevant stock option agreement.

Capital Requirements of the Bank.  The Plan provides that if the Bank’s capital falls below minimum regulatory requirements, as determined by either the Bank’s state or federal regulators, the Bank may require all optionees to either exercise their options or to forfeit their options.

Financial Information.  The Plan requires the Bank to provide to optionees and the holders of Common Stock acquired upon exercise of such stock options annual financial statements prepared by the Bank or its independent accountants; however, this requirement does not apply to senior or key employees or others whose duties in connection with the Bank assures them access to information equivalent to the information provided in the financial statements.

Limitation on Sale or Transfer of Shares.  In the event that the Bank files any registration statement under the Securities Act of 1933, as amended (the “Securities Act”) in order to register an offering of securities, the Bank or its underwriters may require that any holder of shares acquired upon the exercise of stock options refrain from selling or transferring such shares during a period of up to 180 days after the effective date of such registration statement.  However, this restriction applies only to the first two registration statements of the Bank under the Securities Act that include securities to be sold on behalf of the Bank to the public in underwritten public offerings.

Amendment of the Plan.  The Board of Directors has the authority to amend, alter, suspend or discontinue the Plan at any time, although any such action could not, without the consent of the optionee, affect an option that had already been granted.  No approval of the shareholders is required for any amendment, alteration, suspension or discontinuance of the Plan, unless such approval is necessary to preserve incentive stock option treatment for income tax purposes or the Board of Directors otherwise determines it advisable to seek shareholder approval.  On March 21, 2002, the Board of Directors amended the Plan to create the Director Service Options, as described under “–Director Service Options,” below.

Nonexclusivity of the Plan.  The adoption of the Plan does not prevent the Bank from providing other incentive arrangements, including without limitation stock options.  Stock options granted in employment agreements may be granted under the Plan and subject to its terms, except to the extent specifically provided in the employment agreement, in which event the more specific terms of the employment agreement would supersede the general terms of the Plan.

Federal Tax Consequences of Issuance and Exercise of Options.  An optionee will recognize no taxable income at the time an option is granted or at the time of exercise of an incentive stock option.  If the optionee makes no disposition of the acquired shares within two years after the date of grant of the incentive stock option, or within one year after the exercise of such option, the employee will recognize no taxable income and any gain or loss that is realized on a subsequent disposition of such shares will be treated as long-term capital gain or loss.  As to incentive stock options exercised, the excess, if any, of the fair market value of the shares on the date of exercise over the option price will be an item of tax preference for purposes of computing the alternative minimum tax.

If the foregoing holding period requirements are not satisfied, the optionee will realize (i) ordinary income for federal income tax purposes in the year of disposition in an amount equal to the lesser of (a) the excess, if any, of the fair market value of the shares on the date of exercise over the option price thereof, or (b) the excess, if any, of the selling price over the optionee’s adjusted basis of such shares (provided that the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by such individual) and (ii) capital gain equal to the excess, if any,  of the amount realized upon the disposition of shares over the fair market value of such shares on the date of exercise.  Optionees will be required to include in their gross income in the year of exercise of a non-qualified stock option the difference between the fair market value on the exercise date of the shares transferred and the option price.

The Bank will be entitled (provided it complies with certain reporting requirements with respect to the income received by the employee) to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to be in receipt of compensation income in connection with the exercise of non-qualified stock options or, in the case of an incentive stock option, a disqualifying disposition (as defined below under “–Incentive Stock Options – Disqualifying Dispositions”) of shares received upon exercise thereof.  If the holding period requirements outlined above are met, no deduction will be available to the Bank in connection with an incentive stock option.  Under the Revenue Reconciliation Act of 1993, the Bank may not be able to deduct compensation to certain employees to the extent compensation exceeds $1,000,000, per employee, per tax year.  Covered employees include the Bank’s chief executive officer and its four other highest compensated officers for that tax year.  Certain performance-based compensation including stock options are exempt provided that, among other things, the stock options are granted by a Compensation Committee of the Board of Directors which is comprised solely of two or more outside directors and the plan under which the options are granted is approved by stockholders.  The Plan will not qualify as performance-based compensation.

Incentive Stock Options

The following terms apply only to incentive stock options:

Vesting.  Incentive stock options granted to any single person may not vest or become exercisable for more than $100,000 in fair market value (determined as of the date of grant) of stock in any calendar year.  To the extent the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be treated as non-qualified stock options.

Term.  Incentive stock options granted to a person who holds 10% or more of Common Stock may not be exercised for more than five years after the date of grant.

Disqualifying Dispositions.  If stock acquired through the exercise of an incentive stock option is disposed of in a “disqualifying disposition,” as defined in Section 422 of the Code, the holder of the stock before the disposition is required to notify the Bank in writing of the date and term to the disposition and shall provide other information to the Bank as the Bank may require.  A “disqualifying disposition” is defined in the Code as a disposition within two years of the granting of the incentive stock option or within one year after the transfer of such shares to the holder. The Code provides that in the event of such a disposition, and if such a disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized to such individual, then the amount which is includible in the gross income of such individual, and the amount which is deductible from the income of such individual’s employer corporation, as compensation attributable to the exercise of such option, shall not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares.

Director Service Options

Pursuant to an amendment of the Plan adopted by resolution of the Board of Directors on March 21, 2002, 78,000 shares of Common Stock are specifically reserved for issuance to non-employee directors in the form of “Director Service Options.”  In May 2004, the Board of Directors approved an amendment extending the period during which Director Service Options may be granted from December 31, 2003 through May 20, 2004, and increasing the number of shares reserved for Director Service Options to the extent necessary to permit the granting of additional options on that date to non-employee directors.  The per share exercise price of each Director Service Option may not be less than the greater of $10.00 per share or the fair market value per share at the time the option is granted and may have terms of up to ten (10) years from the date of the grant.  Director Service Options may be granted only to non-employee directors of the Bank while they are serving as directors.  Director Service Options could not vest in full prior to November 17, 2003.  In the event that a holder of Director Service Options ceases to serve as a director of the Bank, the Director Service Options shall continue to vest in accordance with its vesting schedule and its specific terms and shall be exercisable to the extent vested, including vesting occurring after the date of cessation of service, for a period of two years after the date service as a director of the Bank ceases.  Each Director Service Option may also contain such other terms, provisions and conditions not inconsistent with the amendment as may be determined by the Administrator.